State of Delaware
Secretary of State
Division of Corporations
Delivered 03:24 PM 09/20/2010
FILED 03:07 PM 09/20/2010
SRV 100922825 - 4874074 FILE

CERTIFICATE OF FORMATION

OF

EDUCATIONAL TOOLS, LLC

The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the "Delaware Limited Liability Company Act"), hereby certifies that:

FIRST: The name of the limited liability company (hereinafter called the "limited liability company") is Educational Tools, LLC.

SECOND: The address of the registered office and the name and address of the registered agent of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

Executed on September 20, 2010.

David Correa
Authorized Person